Exhibit 99.1

FOR IMMEDIATE RELEASE

Flight Safety Technologies DIA Update

MYSTIC, CT (February 13, 2006) - Flight Safety Technologies, Inc. (AMEX:FLT) announced that during the New Years holiday weekend, a break in and vandalism occurred at the SOCRATES® test site at Denver International Airport (DIA). In addition to the theft of computers and displays, the perpetrators activated fire extinguishers, which caused damage to electronics and optical components. Following inspection by our insurance adjusters, we have begun the process of cleaning the electronics and refurbishing optical components. Plans are for DIA site operations to restart in mid April 2006, with enhanced on-site security.

In the meantime, engineering development to prepare a Wake Vortex Avoidance System (WVAS) emulation has continued without interruption. To support these efforts, the U.S. DOT/Volpe National Transportation System Center has approved Task Order No. 2 and funding in the amount of $1,409,025 has been added to our current contract effective January 27, 2006.

If WVAS emulation and integration with the refurbished SOCRATES® equipment is successful, and subject to government approval, we plan to invite potential users to participate in demonstrations of the system, starting in late summer of 2006. There can be no assurance that this additional funding will be sufficient to complete the emulation, or that further government funding will be available or that the testing will be successful or occur on schedule.

About Flight Safety Technologies, Inc.

The company is currently participating in three advanced technology development efforts aimed at enhancing aviation safety, security, and efficiency. In addition to its SOCRATES™ airport based technology for wake vortex detection, the company is working on UNICORN™ airborne collision avoidance radar initiative and TIICM™ technology for protection of airliners against certain terrorist missiles.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

Samuel A. Kovnat
Flight Safety Technologies, Inc.
(860) 245-0191
ir@flysafetech.com